Exhibit 99.1

U.S. Energy Corp.

Extends Participation Agreement with IronHorse

Denver, CO (January 4, 2017) - U.S. Energy Corp. (the "Company") announced today, January 4, 2017 the extension of its exclusive rights to participate with IronHorse Resources, LLC ("IronHorse") in the Wattenberg Development Project previously announced. The Company and IronHorse had entered into an Earnings and Participation Agreement dated September 14, 2016 (the "Agreement") as to the purchase of 40% of IronHorse's interest in five Wattenberg farmout agreements.  The Company and IronHorse entered into a new agreement dated January 3, 2017 extending the time for the Company to provide satisfactory proof of funding to January 31, 2017.  The Company will prepay 23,000 shares of the stock bonus previously agreed on in cash on or before January 12, 2017. The Company is currently engaged with a financial institution and will continue to pursue various options for funding the Company's projects, including the Wattenberg Development Project with IronHorse.

The Company remains optimistic about the Wattenberg project especially with the favorable commodity prices and improving economics.

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets. The Company is headquartered in Denver, Colorado and trades on the NASDAQ Capital Market under the symbol “USEG”.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact:

for U.S. Energy Investor Relations

(303) 993-3200